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                                                                    EXHIBIT d.2

                                                 Contract extended to 6/30/2002
                                                   By board action on 4/11/2001
                                Amended by the board on 8/18/1999 and 4/11/2001


                             MANAGEMENT CONTRACT(1)



         AGREEMENT, made this 26 day of May, 1997 by and between Bridgeway Fund, Inc., a Maryland corporation (hereinafter called the "Fund"), and Bridgeway Capital Management, Inc., a Texas corporation (hereinafter sometimes called the "Adviser").


                                  WITNESSETH:


         WHEREAS the Fund and the Adviser wish to enter into an agreement setting forth the terms on which the Adviser will perform certain services for the Fund;

         NOW THEREFORE, in consideration of the premises and the covenants contained hereinafter, the Fund and the Adviser agree as follows:

         1. The Fund hereby employs the Adviser to manage the investment and reinvestment of the assets of the ULTRA-SMALL INDEX PORTFOLIO and the ULTRA-LARGE 35 INDEX PORTFOLIO and to administer its affairs, subject to the supervision of the Board of Directors of the Fund, for the period and on the terms in this agreement set forth. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed as agent of the Fund.

         2. The Adviser, at its own expense, shall furnish to the Fund office space in the offices of the Adviser or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel (with the exception of bookkeeping, auditing, state registration, and accounting personnel) for managing the affairs and investments and keeping the Fund's records and shall arrange, if desired by the Fund, for members of the Adviser's organization or its affiliates to serve without salaries from the Fund as officers or agents of the Fund. The Adviser assumes and shall pay or reimburse the Fund for: (1) the compensation (if any) of the directors of the Fund who are interested persons of the Adviser, and the compensation of the officers of the Fund as such (with the exception of the Chief Financial Officer, Accounting Officer or Treasurer), and (2) all expenses incurred by the Adviser or by the Fund in connection with the management of the investment and reinvestment of the assets of the Fund and the administration of the affairs of the Fund, other than those specifically assumed by the Fund herein.

         Except as otherwise expressly provided above, the Fund assumes and shall pay all expenses of the Fund, including, without limitation: (1) the charges and expenses of any custodian or depository appointed by the Fund for the safekeeping of its cash, securities and other property, (2) the charges and expenses of bookkeeping personnel, auditors, and accountants, computer services and record keeping, (3) the charges and expenses of any transfer agents and registrars appointed by the Fund, (4) brokers' commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party, (5) all taxes and corporate fees payable by the Fund to federal, state or other government agencies, (6) the cost of stock certificates (if any) representing shares of the

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Fund, (7) fees and expenses involved in registering and maintaining registrations of the Fund and of its shares with the Securities and Exchange Commission and qualifying its shares under state or other securities laws, including the preparation and printing of prospectuses used for these purposes and for shareholders of the Fund, (8) all expenses of shareholders' and directors' meetings and of preparing and printing reports to shareholders, (9) charges and expenses of legal counsel for the Fund in connection with legal matters relating to the Fund, including without limitation, legal services rendered in connection with the Fund's corporate existence, corporate and financial structure and relations with its shareholders, registrations and qualifications of securities under federal, state and other laws, issues of securities and expenses which the Fund has herein assumed, (10) compensation of directors who are not interested persons of the Adviser, (11) interest expense,
(12) insurance expense, and (13) association membership dues.

         The services of the Adviser to the Fund hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder be not impaired thereby.

         3. As compensation for its services rendered and the charges and expenses assumed and to be paid by the Adviser as described above, pays the Adviser a base fee computed and payable on or promptly after the last market day of each month at the following annual rate:

        .5% of the value of the Ultra-Small Index Portfolio's average daily net assets and
        .08% of the value of the Ultra-Large 35 Index Portfolio.

         For purposes of calculating such fee, average daily net assets shall be computed by adding the total asset values less liabilities of each Portfolio as computed by the Adviser each day (during the month and dividing the resulting total by the number of days in the month). Expenses and fees of each Portfolio, including the advisory fee, will be accrued daily and taken into account in determining net asset value. For any period less than a full month during which this agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month.

         4. The Fund shall cause its books and accounts to be audited at least once each year by a reputable, independent public accountant or organization of public accountants who shall render a report to the Fund.

         5. Subject to and in accordance with the Articles of Incorporation of the Fund and of the Certificate of Incorporation of the Adviser, respectively, it is understood that directors, officers, agents and stockholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers or stockholders, or otherwise, that directors, officers, agents and stockholders of the Adviser are or may be interested in the Fund as directors, officers, stockholders or otherwise, that the Adviser (or any such successor) is or may be interested in the Fund as stockholder or otherwise and that the effect of any such adverse interests shall be governed by said Articles of Incorporation and Certificate of Incorporation, respectively.

         6. This agreement shall continue in effect until June 30, 1997 and thereafter from year to year if its continuance after said date is specifically approved on or before said date and at least annually thereafter by vote of a majority of the outstanding voting securities of the Fund or by the Board or Directors of the Fund, and in addition thereto by a majority of the Directors of the Fund who are not parties to the agreement or interested persons of the Adviser or affiliated with any such party except as directors of the Fund, provided, however, that: (1) this agreement may at any time be terminated without the payment of any penalty either by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to the Adviser, (2) this agreement shall immediately terminate in the event of its assignment (within the meaning of the federal Investment Company Act of 1940), and (3) this agreement may be terminated by the Adviser on ninety

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days' written notice to the Fund. Any notice under this agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

         7. This agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Fund shall have been approved by vote of a majority of the outstanding voting securities of the Fund.


The contract was amended by the Board of Directors on August 18, 1999 without a shareholder vote, relying on no-action positions cited by the SEC staff in reply to the Adviser's no-action request to read :

The Adviser will reimburse expenses, if necessary, to ensure expense ratios do not exceed the following fiscal year expense ratios:

                  Ultra-Small Index Portfolio        0.75%
                  Ultra-Large 35 Index Portfolio     0.15%


         IN WITNESS WHEREOF the parties have hereto executed this agreement on the day and year first above written.


                                         BRIDGEWAY FUND, INC.


                                         By: _______________________
                                                  President


                                         BRIDGEWAY CAPITAL MANAGEMENT, INC.


                                         By: _______________________
                                                  President

(1) Amended April 11, 2001
As a result of the Board resolution passed on February 16, 2001, the name of the Ultra-Small Index Portfolio was changed to the Ultra-Small Company Tax Advantage Portfolio, effective March 31, 2001.